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Exhibit 8.1

[LETTERHEAD OF HOLME ROBERTS & OWEN LLP]

April 25, 2005

Cimarex Energy Co.
1700 Lincoln Street, Suite 1800
Denver, Colorado 80203

Ladies and Gentlemen:

        We have acted as counsel to Cimarex Energy Co., a Delaware corporation ("XEC"), with respect to certain United States federal income tax matters in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of January 25, 2005, as amended by Amendment No. 1 and Amendment No. 2 dated February 18, 2005 and April 20, 2005, respectively (the "Merger Agreement"), among XEC, Cimarex Nevada Acquisition Co., a Nevada corporation ("Merger Sub"), and Magnum Hunter Resources, Inc., a Nevada corporation ("MHR"), and (ii) the preparation of the discussion set forth under the caption "Material United States Federal Income Tax Consequences of the Merger" (the "Tax Discussion") in the joint proxy statement/prospectus included as part of the Registration Statement on Form S-4 (the "Registration Statement"), originally filed with the Securities and Exchange Commission (the "Commission") on February 25, 2005 in connection with the Merger (File No. 333-123019). Except as otherwise indicated, undefined capitalized terms used in this opinion and defined in the Merger Agreement have the respective meanings given them in the Merger Agreement.

        In rendering this opinion, we have examined the Registration Statement, the annexes to the Registration Statement, and originals or photocopies of such other documents as we have deemed necessary as a basis for the opinions expressed herein (collectively, the "Transaction Documents").

        For purposes of this opinion, we have (with your permission and without any investigation or independent verification) assumed: (i) that any agreements we have examined constitute legal, valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms; (ii) that the Merger Agreement sets forth and the Registration Statement describes the complete agreement among the parties with respect to the Merger; (iii) that the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement; and (iv) that the Merger will be a valid merger under applicable state law.

        In addition, we have (with your permission and without any investigation or independent verification) relied upon and assumed the accuracy and completeness of (i) the factual matters and descriptions contained in the Transaction Documents and (ii) the representations, warranties and covenants made by XEC, Merger Sub, and MHR in the Transaction Documents as well as in letters delivered to us dated as of the date hereof. We have also assumed that the parties to the Transaction Documents and such letters will act in accordance with, and will refrain from taking any action that is prohibited by, the terms and conditions thereof. If any of the foregoing assumptions is inaccurate, the opinions expressed herein may be inaccurate.

        Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, and publicly available administrative interpretations and court decisions, in each case, as in effect as of the date hereof. The Code and Treasury regulations and the interpretation thereof by the U.S. Internal Revenue Service (the "IRS") and the courts are subject to change, and any such changes could be applied retroactively. Any change in applicable law could affect the continuing validity of the opinions expressed herein.

        Subject to the assumptions, conditions, qualifications, and limitations described herein and in the Tax Discussion, we are of the opinion that: (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of XEC, Merger Sub, and MHR will be a party to that reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by XEC, Merger Sub, or MHR as a result of the Merger.

        Furthermore, subject to the assumptions, conditions, qualifications, and limitations described herein and in the Tax Discussion, the Tax Discussion constitutes our opinion as to the United States federal income tax consequences of the Merger that are expected to be material to U.S. holders and non-U.S. holders (in each case, as defined in the Tax Discussion) of MHR common stock and MHR Series A Preferred Stock that exchange such stock for XEC common stock in the Merger.

        Our opinion represents our legal judgment on the specific issues addressed based on the assumptions, conditions, qualifications, limitations and applicable law described above and is not a guarantee. Our opinion has no official legal status of any kind. The IRS may take a position contrary to our opinion and, if the matter is litigated, a court could reach a contrary decision.

        The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. The opinions expressed herein may not be quoted in whole or in part or otherwise used or referred to in connection with any transaction other than the Merger and may not be furnished to or filed with any person or entity (other than a governmental agency that may require a copy of our opinion) without the prior written consent of this firm.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Tax Discussion and under the caption "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ HOLME ROBERTS & OWEN LLP

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  Exhibit 8.1